Exhibit 5.1

March 7, 2014

Aquinox Pharmaceuticals, Inc.

450 - 887 Great Northern Way

Vancouver, BC V5T 4T5

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Aquinox Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of a Registration Statement (No. 333-193615) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering (the “Offering”) of up to 4,830,000 shares of the Company’s common stock, par value $0.000001 (the “Shares”) to be sold by the Company (including up to 630,000 Shares that may be sold by the Company upon exercise of an option granted to the underwriters). We are acting as counsel for the Company.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect as of the date hereof and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof (except we have not assumed the due execution and delivery by the Company of any such documents). As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor in accordance with the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable.

FIVE PALO ALTO SQUARE 3000 EL CAMINO REAL PALO ALTO, CA 94306-2155 T: [650] 843-5000 P: [650] 849-7400 WWW.COOLEY.COM

Aquinox Pharmaceuticals, Inc.

March 7, 2014

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Michael E. Tenta
Michael E. Tenta

FIVE PALO ALTO SQUARE 3000 EL CAMINO REAL PALO ALTO, CA 94306-2155 T: [650] 843-5000 P: [650] 849-7400 WWW.COOLEY.COM